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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2 )*


                            CARDINAL FINANCIAL CORP.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    14149F109
--------------------------------------------------------------------------------
                                 (CUSIP Number)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  |X|     Rule 13d-1(b)
                  |_|     Rule 13d-1(c)
                  |_|     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                Page 1 of 5 pages


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CUSIP No.  14149F109

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Laifer Capital Management, Inc.

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [x]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     CO, IA

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 2 of 5 pages
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Item 1.           (a)      Name of Issuer:
                           Cardinal Financial Corp.

                  (b)      Address of Issuer's Principal Executive Offices:
                           10641 Lee Highway
                           Fairfax, Virginia 22030

Item 2.           (a)      Name of Person Filing:
                           Laifer Capital Management, Inc.

                  (b)      Address of Principal Business Office or, if none,
                           Residence: 450 Seventh Avenue
                           New York, New York 10123

                  (c)      Citizenship:
                           Delaware

                  (d)      Title of Class of Securities:
                           Common Stock

                  (e)      CUSIP Number:
                           14149F109

Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

                  (a)    |_|        Broker or dealer registered under section 15
                                    of the Act (15 U.S.C. 78o).

                  (b)    |_|        Bank as defined in section 3(a)(6) of the
                                    Act (15 U.S.C. 78c).

                  (c)    |_|        Insurance company as defined in section
                                    3(a)(19) of the Act (15 U.S.C. 78c).

                  (d)    |_|        Investment company registered under section
                                    8 of the Investment Company Act of 1940 (15
                                    U.S.C. 80a-8).

                  (e)    |X|        Investment adviser in accordance
                                    withss.240.13d- 1(b)(1)(ii)(E).

                  (f)    |_|        Employee benefit plan or endowment fund in
                                    accordance with ss. 240.13d-1(b)(1)(ii)(F).

                  (g)    |_|        Parent holding company or control person in
                                    accordance with ss. 240.13d-1(b)(1)(ii)(G).

                  (h)    |_|        Savings association as defined in Section
                                    3(b) of the Federal Deposit Insurance Act
                                    (12 U.S.C. 1813).

                  (i)    |_|        A church plan that is excluded from the
                                    definition of an investment company under
                                    section 3(c)(14) of the Investment Company
                                    Act of 1940 (15 U.S.C. 80a-3).

                  (j)    |_|        Group, in accordance with
                                    ss.240.13d-1(b)(1)(ii)(J).


                               Page 3 of 5 pages
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Item 4.           Ownership:


                    (a)    Amount Beneficially Owned:                          0

                    (b)    Percent of Class:                                   0

                    (c)    Number of Shares as to which the person has:

                           (i)      sole power to vote or direct the vote:     0

                           (ii)     shared power to vote or direct the vote:   0

                           (iii)    sole power to dispose or direct the
                                    disposition of:                            0

                           (iv)     shared power to dispose or direct the
                                    disposition of:                            0

Item 5.           Ownership of Five Percent or Less of a Class:

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following |X|.

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person:
                  Not Applicable

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding
                  Company:
                  Not Applicable

Item 8.           Identification and Classification of Members of the Group:
                  Not Applicable

Item 9.           Notice of Dissolution of Group:
                  Not Applicable

Item 10.          Certification

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                               Page 4 of 5 pages
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                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                 LAIFER CAPITAL MANAGEMENT, INC.


                                                 BY:  /s/ Lance Laifer
                                                      -----------------------
                                                      Lance Laifer
                                                      President

Date:      February 14, 2001